Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement between Stagwell Inc. (the “Company”), and Vincenzo DiMaggio (“Employee”) collectively referred to as the Parties is dated September 9, 2025.

To assist with Employee’s transition from the Company and to resolve all disputes between Employee and the Company, the Company offers, and Employee accepts, severance under the following terms and conditions, (collectively, the Agreement”):

1.             Employment.

Employee’s last day working and of employment is September 19, 2025 (“Termination Date”). Prior to their Termination Date, Employee will continue to perform their duties diligently using their best efforts as requested by the Company, work with their manager to transition their work, provide their manager with any passwords, return all Company equipment and confidential information and participate in an exit interview if requested.

2.             Consideration.

a.	Severance Payment.

In exchange for Employee entering into this Agreement, the Company agrees to pay Employee a total severance equal to nine-months (the “Severance Period”) of Employee’s current rate of pay (the “Severance Payment”), less applicable payroll taxes, withholdings and deductions, to be paid through the Company’s normal payroll mechanism. In the event of a re-hire to any Stagwell Inc. affiliates, subsidiaries, and or companies, during the Severance Period, the Severance Payment will cease. Employee agrees to notify Employer timely of a re-hire to any Stagwell Inc. affiliate, subsidiary, or company.

b.	Health Benefits and Consolidated Omnibus Budget Reconciliation Act of 1985 Subsidy

The Company agrees to subsidize the Employee's  applicable monthly premium (“Employer subsidy”) of Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for continued participation in the Company's health benefit plans through the earlier of (A) March 31, 2026 provided that Employee timely elects continuation coverage through the COBRA or (B) the date of which the Executive is eligible to receive coverage and benefits under the same type of plan of a subsequent employer (“COBRA Subsidy End Date”). After the “COBRA Subsidy End Date”), Employee will be solely responsible for the full cost of the applicable monthly COBRA premium.

3.            Timing of Severance Payment. Following execution of this Agreement by Employee, and any applicable revocation period as described in Section 18, the Severance Payment will commence on the first regular pay date occurring after the Termination Date or the Effective Date, whichever is later. The Severance Payment due in 2025 will be apportioned into installments and paid semi-monthly, less applicable withholdings, through December 31, 2025. Thereafter, the remainder of the Severance Payment shall be accelerated and paid in full as a lump sum, less applicable withholdings, on or about January 15, 2026.

4.             Release. Employee releases the Company from all claims, causes of action, and/or liabilities arising on or before the date Employee signs this Agreement, whether known or unknown, including all claims, causes of action, and/or liabilities related to or arising under: (a) Employee’s employment with and separation of employment from the Company; (b) Title VII of the Civil Rights Act of 1964; (c) the Civil Rights Act of 1866 (42 U.S.C. § 1981); (d) the Equal Pay Act; (e) the Americans With Disabilities Act; (f) the Age Discrimination in Employment Act (including the Older Workers’ Benefit Protection Act); (g) Sections 503 and 504 of the Rehabilitation Act of 1973; (h) the Family Medical Leave Act; (i) Employee Retirement Income Security Act; (j) the Occupational Safety and Health Act; (k) the Workers’ Adjustment and Retraining Notification Act; (l) the New York State Human Rights Law (N.Y. Exec. Law § 290 et seq.); (m) the New York City Human Rights Law (N.Y.C. Admin. Code § 8-101 et seq.); (n) the New York City Earned Safe and Sick Time Act; (o) the New York Labor Law; (p) the New York WARN Act; (q) any other federal, state, or local laws, regulations, or ordinances (provided such claims may be released under applicable law); (r) common law; (s) contract law; (t) tort law; and (u) claims for attorneys’ fees and/or costs.  If Employee is over forty years of age, Employee understands that they are waiving claims for age discrimination under the federal Age Discrimination in Employment Act. Employee has been provided with a notice with additional information required by the Older Workers’ Benefit Protection Act (“OWBPA”) with this Agreement.

5.             Released Parties. The release described in Paragraph 4 of this Agreement applies to each of the Company’s past and present corporate parents, subsidiaries, affiliates, owners, members, partners, successors, assigns, officers, directors, agents, or employees and their respective past and present corporate parents, subsidiaries, affiliates, owners, members, partners, successors, assigns, officers, directors, agents, or employees. Additionally, the release described in Paragraph 4 of this Agreement binds each of Employee’s descendants, dependents, heirs, executors, administrators, successors, assigns, and agents (“Released Parties”).

6.             All Claims Resolved. This Agreement resolves all claims, disputes, or controversies between Employee and the Company. There are no other claims, disputes, or controversies between the parties, including any other pending claims, charges, or lawsuits in any forum. If any other claims, charges, or lawsuits have been filed by or on behalf of Employee against any of the Released Parties, Employee agrees to withdraw all such claims, charges, or lawsuits.

7.             Employee’s Acknowledgments. Employee understands that certain claims may not be released as a matter of law. This Agreement does not release any claims that may not be released as a matter of law. However, Employee affirms that as of the date Employee signs this Agreement, Employee: (a) has not suffered any industrial or work-related accident or illness in Employee’s employment with the Company for which Employee is still entitled to compensation; (b) has received all wages owed to Employee by the Company; (c) acknowledges that Employee has had sufficient time and opportunity to review this Agreement, including the opportunity to consult with and be advised by Employee’s attorney(s); and (d) enters into this Agreement freely, voluntarily, and under no duress. Notwithstanding the foregoing, Employee is not waiving any rights Employee may have to: (i) Employee’s own vested or accrued Employee benefits under Company’s qualified retirement benefit plans as of the Termination Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Agreement; and (iv) enforce this Agreement. In the event of an interview with or re-hire to any Stagwell Inc., affiliates, subsidiaries, and or companies, Employee agrees to disclose any Severance Payment currently being made by the Company.

8.             Medicare Benefits Acknowledgement. Employee affirms that Employee is not, and has never been, a recipient of Medicare benefits, and has not sought medical treatment or incurred medical costs for which Employee intends to seek reimbursement from Medicare. Employee agrees to defend, indemnify, and hold the Company harmless from any Medicare claims, liens, damages, conditional payments, rights to payment, and related expenses, including attorneys’ fees and costs. Employee also waives any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.

9.             Confidential and/or Proprietary Information. The terms of any agreements previously signed by Employee and which, by their own terms, remain in effect, regarding the non-disclosure and/or use of the Company’s confidential or proprietary information, including any trade secrets, are incorporated by reference into this Agreement. Additionally, except as provided for in Paragraph 13 of this Agreement, Employee agrees not to use or disclose any confidential or proprietary information that Employee may have obtained in the course of their employment with or work for the Company, including any data or information that is valuable to the Company and not generally known to competitors of the Company or the public, such as financial information, strategic information, operational information, customer lists, trade secrets, or other similar information. Except as provided for in Paragraph 11 of this Agreement, if Employee is compelled by subpoena or other court order to disclose any confidential or proprietary information of the Company, Employee agrees to notify the Company by email to notices@stagwellglobal.com within two business days of receiving such subpoena or court order. This confidentiality restriction shall not be construed to limit Employee’s rights under the National Labor Relations Act.

10.           Non-Disparagement. Employee agrees not to make any maliciously untrue disparaging remarks about the Company or the Released Parties. This provision does not prohibit an Employee from making truthful statements about this Agreement where required to do so by legal process and nothing in this Agreement shall prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Associate has reason to believe is unlawful.

11.           Non-Disclosure. Employee agrees not to disclose the financial terms of this Agreement including any compensation received in connection with this Agreement, or anyone besides Employee’s spouse or registered domestic partner, attorney, or financial advisor, unless compelled to do so by subpoena or court order. If Employee is compelled by subpoena or other court order to disclose any of the above-referenced information, Employee agrees to provide the Company with notice, by email to notices@stagwellglobal.com within two business days of receiving such subpoena or court order.

12.           Assistance to the Company. Employee agrees to provide any information the Company may reasonably request regarding Employee’s employment with or work for the Company or events or persons Employee may have knowledge of through same, so long as such requests do not unreasonably interfere with any other job in which Employee is engaged. The Company agrees to reimburse Employee for all reasonable and documented out-of-pocket costs Employee incurs in complying with any such request.

13.           Non-Interference and Right to Participate in Agency Proceedings. Nothing in this Agreement will interfere with Employee’s right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission, New York Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local regulatory or law enforcement agency, commission, or department. Such cooperation or participation may include providing documents or information in connection with a government agency investigation without notice to the Company. This Agreement also does not limit Employee’s right to receive an award from any government agency for providing information in connection with an agency investigation, but Employee agrees that the consideration provided to them in this Agreement will be the sole relief provided by the Company to Employee for the claims Employee releases in this Agreement.

14.           No Admission of Liability. This Agreement is not an admission of liability or wrongdoing by the Company. This Agreement, the fact of entering into this Agreement, and/or providing any consideration pursuant to this Agreement may not be used as evidence of liability or wrongdoing by the Company under any circumstance.

15.           Entire Agreement.  This Agreement: (a) is the entire agreement between Employee and the Company concerning all disputes or claims that Employee has, or could have had, against the Company as of the date Employee signs this Agreement; (b) supersedes all other agreements between Employee and the Company concerning all such disputes or claims; and (c) may not be changed unless in writing and signed by Employee and the Company.  If there is a conflict with respect to this Agreement, whichever is more beneficial to Employee prevails. Any post-employment obligations, including, without limitation, any non-disclosure, non-compete or non-solicit obligations will remain in full force and effect, and Employee covenants and agrees to abide by all such continuing obligations in accordance with their applicable terms, all of which are fully incorporated herein by reference and will survive the Termination Date. This Agreement may not be modified or amended except through a written document executed by the Parties to which the modification or amendment relates. Employee has carefully read and fully understands this Agreement.

16.           Severability. If any provision of this Agreement is held to be unenforceable by any tribunal of competent jurisdiction, it will be severed from this Agreement without invalidating or impairing the remainder of the Agreement.

17.           Governing Law.  The state where the employee was employed governs this Agreement and any action(s) to enforce this Agreement without regard to choice of law principles.  Any action or claim to enforce this Agreement, or otherwise arising under or related to this Agreement, shall be brought exclusively in a court of competent jurisdiction located in the State where the Employee was employed. Employee waives any objection to jurisdiction and venue which Employee otherwise may have to this venue for any such lawsuit. The Company is entitled to reasonable attorneys’ fees and costs if it is the prevailing party in any action(s) to enforce this Agreement.

18.           21-Day Consideration Period and 7-Day Revocation Period for OWBPA/ADEA Claims. Employee has up to twenty-one (21) calendar days to consider this Agreement, although they may sign it sooner. After Employee signs it, Employee will have up to seven (7) calendar days to revoke it. To properly do so, Employee must provide the Company with timely written notice of their desire to revoke the Agreement, including a waiver of OWBPA/ADEA claims, by email to notices@stagwellglobal.com. If not properly revoked, the Agreement will be effective on the 8th day after it is signed by both Parties (“Effective Date”). All other waivers, releases, and terms of this Agreement are permanently and immediately effective once Employee signs this Agreement.

19.           409A Compliance. This Agreement is intended to comply, to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and will be so interpreted. For purposes of this Agreement, the termination of your employment on the Termination Date shall be determined in a manner consistent with the rules relating to "separation from service" within the meaning of Section 409A of the Code and the regulations thereunder, if necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute "deferred compensation" under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). If under this Agreement, an amount is paid in two or more installments, each installment shall be treated as a "separate payment" within the meaning of 409A of the Code.

Vincenzo DiMaggio		Stagwell Inc.

Signature:	/s/Vincenzo DiMaggio	By:	Mark J. Penn
		Title:	Chief Executive Officer
		Signature:	/s/ Mark J. Penn